First California Financial Group, Inc. 8-K

Exhibit 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Robert Jaffe 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA POSTS 2011 FIRST QUARTER NET INCOME OF $15.6 MILLION

-- Company to Host Conference Call Today at 11 a.m. Pacific Time --

WESTLAKE VILLAGE, Calif., April 28, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported first quarter net income of $15.6 million up significantly from $117,000 for the same period a year ago.  Net income available to common shareholders was $15.3 million or $0.54 per diluted share compared to a net loss available to common shareholders of $196,000 or $0.02 per share for the 2010 first quarter.  Preferred dividends were $312,500 for both the first quarter of 2011 and 2010.  The 2011 first quarter results include a $34.7 million pre-tax gain related to the FDIC-assisted acquisition of San Luis Trust Bank.

“We are very pleased with the San Luis Trust Bank acquisition as it enabled us to enter a complementary Central Coast market on financial terms that will provide attractive returns to our shareholders on a short and longer term basis,” said C. G. Kum, president and chief executive officer of First California Financial Group.  “Moreover, the transaction fits our strategy of sound capital management as we were able to increase our tangible book value to $4.21 per share at the end of the first quarter from $3.65 per share at year end, while maintaining a stable tangible common equity to tangible assets ratio of 6.75%.”

2011 First Quarter Financial Highlights
•	Net income was $15.6 million compared with $117,000 for the same period a year ago;

•	Diluted earnings per common share was $0.54 versus loss per common share of $0.02 for the 2010 first quarter;

•	Pre-tax gain of $34.7 million recorded in connection with FDIC-assisted acquisition of San Luis Trust Bank; associated integration/conversion expense of $515,000;

•
Allowance to non-covered loans at the end of the 2011 first quarter of 1.98 percent, up from 1.80 percent at year-end 2010; net loan charge-offs of $867,000, down from $2.7 million for the same period last year;

•	Other-than-temporary impairment charges of $1.1 million;

•	Foreclosed property valuation allowance charges of $5.1 million;

•	Net interest income for the 2011 first quarter was $12.8 million, up 20% from the same period a year ago;

•	Loans up 22% from a year ago to end the 2011 first quarter at $1.1 billion;

•	Deposits up 31% from a year ago to end the 2011 first quarter at $1.4 billion;

•	Tangible book value per common share up 18% from a year ago to end the first quarter at $4.21.

FDIC-Assisted San Luis Trust Bank Acquisition
First California Bank assumed all the deposits and acquired substantially all of the assets of San Luis Trust Bank on February 18, 2011 from the Federal Deposit Insurance Corporation (FDIC) acting in its capacity as receiver of San Luis Trust Bank (SLTB), a single branch community bank located in San Luis Obispo, California.

First California Financial Group, Inc.	NASDAQ: FCAL
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As part of the transaction, First California assumed $221 million of loans, $19 million of foreclosed property and $105 million of cash and securities, as well as $265 million in deposits and $61 million in Federal Home Loan Bank advances.  These amounts represent the SLTB book value and do not reflect fair value.  All of the loans purchased from the FDIC are covered under loss-sharing agreements that afford First California Bank significant protection from future losses incurred on the loans and foreclosed property purchased (covered assets).  Under the loss-sharing agreement, the FDIC is obligated to reimburse First California for 80 percent of losses on covered assets; First California will reimburse the FDIC for 80 percent of recoveries on covered assets to the extent the FDIC reimbursed the company under the loss-sharing agreement.

At March 31, 2011, the unpaid principal balance of the covered loans was $215.9 million, while the carrying amount was $134.6 million, and the fair value of the covered foreclosed property was $10.9 million.

Of the deposits assumed, $174 million were from depositors outside the SLTB footprint.  As such, First California does not consider these as core deposits.  At March 31, 2011, these deposits declined to $150 million.  First California intends to allow these deposits to run-off based on their scheduled maturities - $130 million in the 2011 second quarter and $19 million in the 2011 third quarter – such that few of these deposits will be outstanding at year end.  Similarly, the $61 million of assumed Federal Home Loan Bank advances will decline to $14 million at year-end 2011 based on scheduled maturities.

Asset Quality
Non-covered nonaccrual loans increased to $20.9 million at March 31, 2011 from $18.2 million at December 31, 2010.  The increase primarily reflects late cycle deterioration of smaller business credits that averaged approximately half a million dollars in size.  Non-covered loans past due 30 to 89 days decreased to $2.4 million at March 31, 2011 from $11.6 million at December 31, 2010, primarily due to resolution of an $8.3 million construction loan for a high-end residence in Beverly Hills.

Non-covered foreclosed property at the end of the 2011 first quarter declined to $20.9 million from $26.0 million at December 31, 2010.  The reduction was mainly from an increase in valuation allowances for the two large foreclosed properties in the company’s portfolio.

At March 31, 2011, the company had $182.8 of covered loans, of which $68.5 million were classified as non-accrual, and $11.1 million of covered foreclosed property.  The unpaid principal balance of the covered loans at March 31, 2011 was $277.9 million.

The allowance for loan losses was $18.7 million, or 1.98% of non-covered loans, at the end of the 2011 first quarter compared with $17.0 million, or 1.80% of non-covered loans, at the end of the 2010 fourth quarter.  Net loan charge-offs for the 2011 first quarter were $867,000 or 0.37 percent (annualized) of average non-covered loans.  The provision for loan losses for the 2011 first quarter was $2.5 million.

Kum added, “We are encouraged by the improving asset quality trend as reflected in lower past due loans, net charge-offs and non-performing assets.  However, as the extended recession and the stagnant real estate market continue to manifest weaknesses in small business loans and lower real estate valuations, we have taken steps to protect our capital by strengthening our loan loss and foreclosed properties allowances.”

Financial Results
For the 2011 first quarter, net interest income before the provision for loan losses, increased 20 percent to $12.8 million from $10.7 million for the 2010 first quarter.  Net interest margin (on a taxable equivalent basis) rose to 3.52 percent from 3.39 percent for the 2010 first quarter.  The increase in the net interest income and net interest margin principally reflects the decline in cost of interest-bearing liabilities and the increase in the level of interest-earning assets.

Service charges, fees and other income increased 15 percent to $1.2 million from $1.1 million for the 2010 first quarter.

First California Financial Group, Inc.	NASDAQ: FCAL
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Noninterest income for the 2011 first quarter included a $1.1 million charge for other-than-temporary impairment, due to the increase in delinquencies and loss severity in two of First California’s three private-label Collateralized Mortgage Obligations.  At March 31, 2011, the current par value of these securities was $20.6 million, their carrying value was $18.4 million and their fair value was $14.5 million.

Operating expenses for the 2011 first quarter were $12.1 million compared with $9.4 million for the 2010 first quarter.  Operating expenses exclude intangible amortization, integration/conversion expenses and foreclosed property gains, losses and expenses.  The increase reflects growth in the Company’s workforce associated with the acquisitions of Western Commercial Bank and San Luis Trust Bank, as well as the addition of three lending teams.  Employees at March 31, 2011 numbered 260 compared with 250 at the end of the same period a year ago.  In addition, professional expenses were higher due to ongoing collection and resolution efforts.

At March 31, 2011, loans increased to $1.125 billion from $1.001 billion at December 31, 2010.  The increase includes $134.6 million of loans acquired from San Luis Trust Bank.

Deposits as of March 31, 2011 increased to $1.412 billion from $1.156 billion at December 31, 2011.  The increase includes $235.5 million of deposits assumed from San Luis Trust Bank.

Capital resources
Shareholders’ equity was $214.1 million at the close of the 2011 first quarter compared with $198.0 million at December 31, 2010.  The company’s book value per common share was $6.71 at March 31, 2011 compared with $6.16 at December 31, 2010.  Tangible book value per common share was $4.21 at March 31, 2011 compared with $3.65 at December 31, 2010.

At March 31, 2011, First California’s preliminary total risk-based and leverage capital ratios were 18.20 percent and 10.58 percent, respectively.  At the end of the 2010 fourth quarter, the total risked-based capital ratio was 16.78 percent and the leverage capital ratio was 11.00 percent.  The company’s ratio of tangible common equity to tangible assets was 6.75 percent at quarter end and 7.08 percent at the end of the 2010 fourth quarter.  Total assets were $1.83 billion at March 31, 2011 compared with $1.52 billion at December 31, 2010.

Kum concluded: “We are pleased with our 2011 first quarter performance, which in addition to underscoring the company’s core earnings power, extended and strengthened the franchise.  As the year unfolds, we look to continue improving our results.”

Electronic Payments Services Transaction
On April 8, 2011, the Bank completed the acquisition of the Electronic Banking Solutions division of Palm Desert National Bank.  The transaction included the division’s customer base, core deposits, and employees.  At December 31, 2010, the division had deposits of approximately $74 million and revenues for 2010 were $3.3 million.  At the closing date, deposits were approximately $91 million.  The Electronic Payment Services division, its new name under First California Bank, is a leader in the electronic payment industry with a history of successful stored-value card programs and merchant acquiring programs.  First California Bank will issue prepaid cards and sponsor merchant acquiring services for all national and regional networks, including Visa, MasterCard, and Discover throughout all 50 states and US territories.

Use of Non-GAAP Financial Measures
This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.

First California Financial Group, Inc.	NASDAQ: FCAL
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Operating expenses exclude amortization of intangible assets and loss on and expense of foreclosed property and non-recurring items such as integration/conversion expenses related to acquisitions and is intended to represent normalized, recurring expenses.  This information is being provided in response to market participant interest in these financial metrics.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to GAAP financial measure is provided as an attachment to the financial tables.

Conference Call and Webcast
First California will hold a conference call today, April 28, 2011 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the company’s 2011 first quarter financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available one hour after the end of the conference through May 12, 2011 by dialing 877-344-7529 (domestic), or 412-317-0088 (international) and entering replay passcode 450519.

About First California
First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 32 years of business in 2011, First California is a regional force of strength and stability in Southern California banking with assets of $1.9 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information
This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, changes in the bank regulatory environment, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to

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read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

# # #

(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Mar-11	31-Dec-10	30-Sep-10	30-Jun-10	31-Mar-10

Income statement summary
Net interest income	$12,779	$12,108	$11,107	$10,806	$10,673
Service charges, fees & other income	1,239	1,199	1,116	1,133	1,079
Operating expenses	12,130	9,383	9,083	9,866	9,422
Provision for loan losses	2,500	1,199	3,618	1,766	1,754
Foreclosed property (gain)/loss & expense	5,252	2,224	185	(223)	78
Amortization of intangible assets	416	416	416	417	416
Gain on securities transactions	-	548	1,204	130	132
Integration/conversion expense	515	430	-	-	-
Gain on acquisition	34,736	2,312	-	-	-
Impairment loss on securities	1,066	708	23	-	18
Income before tax	26,875	1,807	102	243	196
Tax expense	11,287	727	38	96	79
Net income	$15,588	$1,080	$64	$147	$117
Net income (loss) available
to common shareholders	$15,275	$767	$(249)	$(166)	$(196)

Common shareholder data
Basic earnings (loss) per common share	$0.54	$0.03	$(0.01)	$(0.01)	$(0.02)
Diluted earnings (loss) per common share	$0.54	$0.03	$(0.01)	$(0.01)	$(0.02)
Book value per common share	$6.71	$6.16	$6.17	$6.18	$6.12
Tangible book value per common share	$4.21	$3.65	$3.65	$3.64	$3.57
Shares outstanding	28,214,721	28,170,760	28,174,076	28,175,564	28,182,048
Basic weighted average shares	28,177,635	28,171,552	28,174,092	28,181,602	12,910,057
Diluted weighted average shares	28,519,006	28,494,729	28,174,092	28,181,602	12,910,057

Selected ratios, yields and rates
Return on average assets	3.67%	0.28%	0.02%	0.04%	0.03%
Return on average tangible assets	3.82%	0.30%	0.02%	0.04%	0.03%
Return on average equity	30.68%	2.16%	0.13%	0.30%	0.28%
Return on average common equity	34.15%	1.75%	-0.57%	-0.38%	-0.52%
Return on average tangible common equity	56.78%	3.89%	-0.03%	0.30%	0.23%
Equity to assets	11.70%	13.02%	13.23%	13.65%	13.67%
Tangible equity to tangible assets	8.16%	8.78%	8.91%	9.19%	9.13%
Tangible common equity to tangible assets	6.75%	7.08%	7.19%	7.42%	7.36%
Total risk-based capital ratio:
First California Bank	17.88%	16.31%	16.34%	16.66%	16.38%
First California Financial Group, Inc.	18.20%	16.78%	16.91%	17.33%	17.08%
Yield on loans	5.69%	5.74%	5.83%	5.63%	5.67%
Yield on securities	1.78%	1.76%	2.15%	2.22%	1.90%
Yield on federal funds sold and deposits w/banks	0.28%	0.33%	0.28%	0.27%	0.72%
Total earning assets yield	4.54%	4.64%	4.57%	4.77%	4.62%
Rate paid on interest-bearing deposits	0.95%	0.97%	0.99%	1.00%	1.12%
Rate paid on borrowings	3.22%	3.48%	3.72%	3.86%	3.83%
Rate paid on junior subordinated debt	4.90%	6.26%	6.55%	6.56%	6.56%
Total rate paid on interest bearing funds	1.30%	1.44%	1.54%	1.56%	1.66%
Net interest spread	3.24%	3.20%	3.03%	3.21%	2.96%
Net interest margin (tax equivalent)	3.52%	3.59%	3.46%	3.40%	3.39%
Cost of all deposits	0.71%	0.69%	0.69%	0.71%	0.80%
Efficiency ratio	37.53%	80.73%	75.97%	81.82%	80.99%

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Mar-11	31-Dec-10	30-Sep-10	30-Jun-10	31-Mar-10

Balance sheet data - period end
Total assets	$1,830,440	$1,521,334	$1,498,932	$1,452,999	$1,440,267
Shareholders' equity	214,086	198,041	198,284	198,384	196,835
Common shareholders' equity	189,344	173,413	173,770	173,985	172,550
Tangible common shareholders' equity	118,870	102,778	102,718	102,517	100,666
Earning assets	1,556,987	1,336,570	1,283,963	1,275,540	1,278,641
Loans	1,125,897	1,001,615	918,708	891,541	919,304
Securities	311,094	272,439	272,381	286,100	293,081
Federal funds sold & other	119,996	62,516	92,874	97,899	66,166
Interest-bearing funds	1,265,399	982,945	985,194	906,883	929,495
Interest-bearing deposits	1,083,803	824,640	780,402	751,354	769,229
Borrowings	154,791	131,500	178,000	128,750	133,500
Junior subordinated debt	26,805	26,805	26,792	26,779	26,766
Goodwill and other intangibles	70,474	70,635	71,052	71,468	71,884
Deposits	1,411,676	1,156,288	1,089,366	1,092,457	1,075,495

Balance sheet data - period average
Total assets	$1,723,401	$1,519,386	$1,449,937	$1,433,981	$1,443,100
Shareholders' equity	206,063	198,163	198,703	197,601	167,979
Common shareholders' equity	181,378	173,592	173,878	173,268	152,803
Tangible common shareholders' equity	110,824	102,748	102,618	101,592	80,710
Earning assets	1,475,076	1,341,797	1,274,996	1,278,026	1,282,707
Loans	1,079,197	991,723	890,221	913,251	929,662
Securities	295,407	293,721	287,370	278,395	341,890
Federal funds sold & other	100,472	56,353	97,405	86,380	11,155
Interest-bearing funds	1,165,157	979,844	919,381	916,653	955,644
Interest-bearing deposits	1,004,889	822,421	761,104	759,183	789,843
Borrowings	133,463	130,625	131,492	130,698	139,042
Junior subordinated debt	26,805	26,798	26,785	26,772	26,759
Goodwill and other intangibles	70,563	70,844	71,260	71,676	72,093
Deposits	1,336,865	1,153,795	1,084,990	1,070,126	1,094,890

Asset quality data & ratios

Non-covered assets:
Loans past due 30 to 89 days & accruing	$2,388	$11,630	$2,003	$1,078	$2,520
Loans past due 90 days & accruing	544	-	-	-	-
Nonaccruing loans	20,899	18,241	22,398	13,192	37,034
Total past due & nonaccrual loans	$23,831	$29,871	$24,401	$14,270	$39,554

Foreclosed property	$20,854	$26,011	$27,906	$27,850	$5,997

Loans	$943,119	$947,786	$918,708	$891,541	$919,304

Net loan charge-offs	$867	$666	$3,570	$912	$2,661
Allowance for loan losses	$18,666	$17,033	$16,500	$16,452	$15,598
Allowance for loan losses to loans	1.98%	1.80%	1.80%	1.85%	1.70%

Covered assets:
Loans past due 30 to 89 days & accruing	$5,542	$4,877	$-	$-	$-
Loans past due 90 days & accruing	4,208	400	-	-	-
Nonaccruing loans	68,507	4,325	-	-	-
Total past due & nonaccrual loans	$78,257	$9,602	$-	$-	$-

Foreclosed property	$11,097	$977	$-	$-	$-

Loans	$182,778	$53,829	$-	$-	$-

Net loan charge-offs	$-	$-	$-	$-	$-
Allowance for loan losses	$-	$-	$-	$-	$-
Allowance for loan losses to loans	0.00%	0.00%	0.00%	0.00%	0.00%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended March 31,

	2011	2010
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$15,132	$12,987
Interest on securities	1,311	1,589
Interest on federal funds sold and interest bearing deposits	69	20
Total interest income	16,512	14,596
Interest expense:
Interest on deposits	2,342	2,172
Interest on borrowings	1,060	1,312
Interest on junior subordinated debentures	331	439
Total interest expense	3,733	3,923
Net interest income before provision for loan losses	12,779	10,673
Provision for loan losses	2,500	1,754
Net interest income after provision for loan losses	10,279	8,919
Noninterest income:
Service charges on deposit accounts	897	785
Loan sales and commissions	-	16
Net gain on sale of securities	-	132
Impairment loss on securities	(1,066)	(18)
Gain on acquisition	34,736	-
Other income	342	278
Total noninterest income	34,909	1,193
Noninterest expense:
Salaries and employee benefits	6,068	4,970
Premises and equipment	1,539	1,537
Data processing	1,061	595
Legal, audit and other professional services	1,660	182
Printing, stationery and supplies	96	12
Telephone	166	224
Directors’ fees	106	120
Advertising, marketing and business development	369	227
Postage	56	56
Insurance and assessments	663	800
Loss on and expense of foreclosed property	5,252	78
Amortization of intangible assets	416	416
Other expenses	861	699
Total noninterest expense	18,313	9,916
Income before provision for income taxes	26,875	196
Provision for income taxes	11,287	79
Net income	$15,588	$117

Net income (loss) available to common stockholders	$15,275	$(196)

First California Financial Group
Unaudited Quarterly Financial Results

	March 31,	December 31,
(in thousands)	2011	2010
Cash and due from banks	$35,371	$25,487
Interest bearing deposits with other banks	119,996	62,516
Securities available-for-sale, at fair value	311,094	272,439
Loans, net	1,107,231	984,582
Premises and equipment, net	20,067	19,710
Goodwill	60,720	60,720
Other intangibles, net	9,754	9,915
Deferred tax assets, net	-	4,563
Cash surrender value of life insurance	12,342	12,232
Foreclosed property	31,951	26,988
FDIC shared-loss asset	87,073	16,725
Accrued interest receivable and other assets	34,841	25,457

Total assets	$1,830,440	$1,521,334

Non-interest checking	$327,873	$331,648
Interest checking	96,632	88,638
Money market and savings	457,728	388,289
Certificates of deposit, under $100,000	128,386	84,133
Certificates of deposit, $100,000 and over	401,057	263,580
Total deposits	1,411,676	1,156,288

Securities sold under agreements to repurchase	30,000	45,000
Federal Home Loan Bank advances	124,791	86,500
Junior subordinated debentures	26,805	26,805
Deferred tax liabilities, net	11,258	-
FDIC shared-loss liability	3,573	988
Accrued interest payable and other liabilities	8,251	7,712

Total liabilities	1,616,354	1,323,293

Total shareholders’ equity	214,086	198,041

Total liabilities and shareholders’ equity	$1,830,440	$1,521,334

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	3/31/2011	12/31/2010

Total shareholders' equity	$214,086	$198,041
Less: Goodwill and intangible assets	(70,474)	(70,635)
Tangible equity	143,612	127,406
Less: Preferred stock	(24,742)	(24,628)
Tangible common equity	$118,870	$102,778

Total assets	$1,830,440	$1,521,334
Less: Goodwill and intangible assets	(70,474)	(70,635)
Tangible assets	$1,759,966	$1,450,699

Common shares outstanding	28,214,721	28,170,760

Tangible equity to tangible assets	8.16%	8.78%
Tangible common equity to tangible assets	6.75%	7.08%
Tangible book value per common share	$4.21	$3.65

	Three months ended
	3/31/2011	12/31/2010
Net income available to common shares	$15,275	$767
Less: amortization of intangible assets, net of tax	241	241
Net income (loss) available to tangible common shares	$15,516	$1,008

	Three months ended
	3/31/2011	12/31/2010

Noninterest expense	$18,313	$12,453
Less: amortization of intangible assets	(416)	(416)
Less: loss on and expense of foreclosed property	(5,252)	(2,224)
Less: integration/conversion expenses	(515)	(430)
Operating expenses	$12,130	$9,383